Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

- Provides estimated 2007 impact on Medicare revenue due to Deficit Reduction Act of 2005 -

ANAHEIM, CA—February 23, 2006–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter and Full Year 2005 Results

Fourth quarter 2005 revenue increased 2.8% to $110.2 million from $107.2 million in the same quarter of 2004. Full year 2005 revenue totaled $430.8 million, which was above the Company’s previously provided guidance range of $424.5 million to $428.5 million. Full year 2005 revenue decreased 0.3% to $430.8 million from $432.1 million in 2004.

Alliance’s Adjusted EBITDA (as defined below), was $37.5 million in the fourth quarter, a 5.1% decrease compared to $39.5 million in the same quarter a year ago. Adjusted EBITDA for the full year was $160.0 million, in line with the Company’s guidance range of $156.5 million to $161.0 million. Full year 2005 Adjusted EBITDA decreased 4.7% to $160.0 million from $167.9 million in 2004. Under the terms of Alliance’s Credit Agreement, “Adjusted EBITDA” is defined as earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash stock-based compensation; loss on early retirement of debt in the fourth quarter and full year 2004; and a maximum of $750,000 of severance and related costs in the fourth quarter and full year 2005. For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.05 per share for the fourth quarter of 2005, compared to ($0.49) per share in the comparable period of 2004. Earnings per share on a diluted basis was $0.39 and ($0.01) per share for the full year of 2005 and 2004, respectively. In the fourth quarter of 2004, the Company recorded a loss on early retirement of debt totaling $44.4 million, which reduced earnings per share by $(0.56), net of related tax effects in the fourth quarter and full year of 2004. Also in the full year 2004, the Company increased net income by recording the reversal of income tax reserves totaling $5.1 million, or approximately $0.11 per diluted share, primarily related to the favorable outcome of examinations of the Company’s 1998 and 1999 federal income tax returns and a favorable outcome of the treatment of an income item in a federal income tax return of one of the Company’s subsidiaries. Severance and related costs and employment agreement costs reduced diluted earnings per share by approximately $0.01 in both the fourth quarter of 2005 and 2004. Severance and related costs and employment agreement costs reduced diluted earnings per share by approximately $0.01 in the full year of 2005 and $0.04 in the full year of 2004.

Fourth quarter and full year 2005 results were negatively impacted primarily by lower than anticipated MRI scan volumes, as well as the effect of Hurricanes Katrina and Rita, and rising fuel and transportation costs. The Company estimated that the hurricanes had the impact of reducing revenue by approximately $0.9 million in the fourth quarter and $1.4 million for full year 2005. Alliance’s business was also impacted by increasing diesel fuel and mileage reimbursement rates in the fourth quarter and full year 2005. These increases, which affect the cost of moving mobile systems to client locations and transportation costs of Alliance’s technologists, reduced Adjusted EBITDA by approximately $0.8 million in the fourth quarter and $1.2 million for full year 2005. Full year 2005 Adjusted EBITDA declined $1.8 million due to the Company recording a $2.6 million provision for doubtful accounts for full year 2005 compared to $0.8 million in the prior year, due to the collection of higher than normal aged accounts receivable in 2004. The provision for doubtful accounts was 0.6% of revenue for full year 2005, in line with Alliance’s historical experience.

Capital expenditures in the fourth quarter of 2005 were $30.0 million, compared to $16.7 million in the fourth quarter of 2004. Capital expenditures totaled $76.5 million for the 2005 full year compared to $85.7 million in 2004. In addition, the Company entered into capital lease obligations totaling $3.9 million in 2005. Alliance opened ten new fixed-sites in 2005 and operated 73 fixed-sites as of December 31, 2005.

Cash flow provided by operating activities was $34.0 million in the fourth quarter of 2005 compared to $13.8 million in the corresponding quarter of 2004, and was $127.1 million and $120.9 million for the full year of 2005 and 2004, respectively.

Alliance’s long-term debt increased $3.9 million to $579.6 million as of December 31, 2005 from $575.7 million as of December 31, 2004. The Company spent $50.2 million for acquisitions in 2005 (see discussion following). Excluding 2005 acquisition costs and assuming that these funds would have been otherwise available for debt reduction, total debt would have decreased $46.3 million. Cash and cash equivalents decreased $7.3 million to $13.4 million at December 31, 2005 from $20.7 million at December 31, 2004.

2005 Acquisitions

Effective September 1, 2005, Alliance purchased certain assets associated with six established multi-modality fixed-sites and three recently established fixed-sites. This acquisition is expected to generate approximately $6 million in annualized revenue for Alliance. The Company’s full year 2005 results include four months of operations from this acquisition.

Effective October 1, 2005, Alliance acquired 100% of the outstanding stock of PET Scans of America Corp. (“PSA”), a mobile provider of PET and PET/CT services primarily to hospitals in 13 states. Alliance acquired or leased 12 PET and PET/CT systems in connection with this acquisition. Annualized revenue from the PSA acquisition is expected to contribute approximately $20 million. The Company’s full year 2005 results include three months of operations from this acquisition.

In December 2005, Alliance increased its equity interest in a joint venture the Company formed in 2004 with the University of Pittsburgh Medical Center. This joint venture, Alliance Oncology (“AO”), is designed to partner with hospitals to build and operate radiation oncology centers, with an emphasis on intensity modulated radiation therapy (“IMRT”) and image guided radiation therapy (“IGRT”). Alliance now owns 80% of AO.

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Amendment to Credit Agreement

In the fourth quarter, Alliance amended its Credit Agreement effective December 19, 2005. The amendment to the Credit Agreement contains the following provisions:

•                  The Company’s maximum consolidated leverage ratio covenant as defined in the Credit Agreement was amended to a level not to exceed 4.00 to 1.00 as of the last day of any fiscal quarter until the expiration of the agreement. Prior to the fourth amendment, the Company’s maximum consolidated leverage ratio covenant was 3.75 to 1.00 as of the last day of any fiscal quarter beginning March 31, 2006 to the expiration of the agreement.

•                  The amendment contains a maximum consolidated senior leverage ratio covenant as defined in the amendment to the Credit Agreement to a level not to exceed 3.00 to 1.00 as of the last day of any fiscal quarter.

•                  The amendment increased the Tranche C base rate margin from an annual rate of 1.25% to 1.50% and the Tranche C LIBOR margin from an annual rate of 2.25% to 2.50%. In connection with the amendment, the Company incurred an amendment fee of 12.5 basis points.

2006 Guidance

As previously announced, for full year 2006 the Company expects revenue to range from $428 million to $438 million and Adjusted EBITDA (earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash stock-based compensation; and up to a maximum of $750,000 of severance and related costs) to range from $138 million to $146 million.

Effective January 1, 2006, Alliance will record stock option expense under the provisions of FAS 123(R). The Company estimates that net income will be reduced by approximately $0.03 per diluted share for non-cash stock-based compensation expense.

Deficit Reduction Act of 2005

On February 8, 2006, the Deficit Reduction Act of 2005 (“DRA”) was signed into law by President George W. Bush. The DRA provides reimbursement rates for the technical component of certain imaging services, which included MRI and PET, in non-hospital based settings. The reimbursement rates under the DRA will be capped at the lesser of reimbursement under the Medicare Part B physician fee schedule, which the Company is reimbursed for retail services, or the Hospital Outpatient Prospective Payment System (HOPPS) schedule. The technical reimbursement under the Part B physician fee schedule generally allows for higher reimbursement than under HOPPS.

For full year 2005, approximately 4% of Alliance’s revenue was billed directly to Medicare intermediaries. Based on 2005 revenue, Alliance estimates the reduction in Medicare revenue due to the reimbursement rate decreases included in the DRA would have totaled approximately $6 million.

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In addition, the DRA also codifies the reduction in reimbursement for multiple images on contiguous body parts which was previously announced by the Center for Medicare and Medicaid Services (“CMS”). CMS will pay 100% of the technical component of the higher priced imaging procedure and 50% for the technical component of each additional imaging procedure for multiple images of contiguous body parts within a family of codes performed in the same session. Currently, Medicare pays 100% of the technical component of each procedure. CMS will phase in this reimbursement reduction over a two-year period, resulting in a 25% reduction for each additional imaging procedure on contiguous body parts in 2006 and an additional 25% reduction in 2007. The Company believes that the implementation of this reimbursement reduction will not have a significant impact on the financial condition and results of operation beginning in 2006.

Fourth Quarter and Full Year 2005 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing fourth quarter and year end 2005 results. The conference call is scheduled for Friday, February 24, 2006 at 1:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com. Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (866) 425-6193 (United States) or (973) 935-2981 (International). Interested parties should call at least five minutes prior to the conference call to register. A replay of the call can be accessed until May 24, 2006 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International). The conference call identification number is 7044152.

About Alliance Imaging

Alliance Imaging is a leading national provider of diagnostic imaging services. Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers. The Company had 507 diagnostic imaging systems, including 351 MRI systems and 68 PET or PET/CT systems, and served over 1,000 clients in 44 states at December 31, 2005. Of these 507 diagnostic imaging systems, 73 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.

Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005

Revenues	$107,193	$110,192	$432,080	$430,788

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	54,965	62,565	217,605	226,294
Selling, general and administrative expenses	12,673	10,967	48,142	48,077
Employment agreement costs	274	—	2,064	366
Severence and related costs	596	826	1,223	826
Loss on early retirement of debt	44,393	—	44,393	—
Depreciation expense	20,022	21,194	80,488	82,505
Amortization expense	882	1,235	3,522	3,954
Interest expense, net of interest income	11,419	9,805	44,039	37,491
Other (income) and expense, net	116	(68)	(484)	(399)
Total costs and expenses	145,340	106,524	440,992	399,114
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	(38,147)	3,668	(8,912)	31,674
Income tax expense (benefit)	(13,997)	1,655	(6,770)	13,450
Minority interest expense	417	212	2,373	1,718
Earnings from unconsolidated investees	(852)	(747)	(4,029)	(3,343)
Net income (loss)	$(23,715)	$2,548	$(486)	$19,849

Comprehensive income (loss), net of taxes:
Net income (loss)	$(23,715)	$2,548	$(486)	$19,849
Unrealized gain (loss) on hedging transactions, net of taxes	446	1,450	(278)	3,495
Comprehensive income (loss), net of taxes:	$(23,269)	$3,998	$(764)	$23,344

Earnings per common share:
Basic	$(0.49)	$0.05	$(0.01)	$0.40
Diluted	$(0.49)	$0.05	$(0.01)	$0.39

Weighted average number of shares of common stock and common stock equivalents:
Basic	48,888	49,569	48,350	49,378
Diluted	48,888	50,028	48,350	50,262

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash stock-based compensation; and loss on early retirement of debt. Effective in the fourth quarter of 2005, the Company’s amended credit agreement also allows for an add back of $750 in each fiscal year for severance and related costs. Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement). The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable. If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings. Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.50 to 1.00 and 4.00 to 1.00 as of December 31, 2004 and 2005, respectively, and maintain a minimum interest coverage ratio in excess of 2.25 to 1.00 and 2.50 to 1.00 for the quarters ended December 31, 2004 and 2005, respectively. As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement. The Company was in compliance with these covenants for the quarters ended December 31, 2004 and 2005. While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	4th Quarter Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
Net income (loss)	$(23,715)	$2,548	$(486)	$19,849
Income tax expense (benefit)	(13,997)	1,655	(6,770)	13,450
Interest expense, net of interest income	11,419	9,805	44,039	37,491
Amortization expense	882	1,235	3,522	3,954
Depreciation expense	20,022	21,194	80,488	82,505
Non-cash stock-based compensation (included in selling, general & administrative)	63	90	322	279
Minority interest expense	417	212	2,373	1,718
Severance and related costs	—	750	—	750
Loss on early retirement of debt	44,393	—	44,393	—
Adjusted EBITDA	$39,484	$37,489	$167,881	$159,996

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated adjusted EBITDA for the four fiscal quarters ending on that date. As of December 31, 2004 and 2005, our consolidated leverage ratio was as follows:

	December 31,
	2004		2005
Consolidated total debt	$575,664		$579,582
Last 12 months consolidated Adjusted EBITDA	167,881		159,996
Consolidated leverage ratio	3.43	x	3.62	x

ALLIANCE IMAGING, INC.

EBITDA AND ADJUSTED EBITDA

(in thousands)

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated adjusted EBITDA for the four fiscal quarters ending on that date. As of December 31, 2005, our consolidated senior leverage ratio was as follows:

	December 31, 2005
Consolidated senior debt	$426,041
Last 12 months consolidated Adjusted EBITDA	159,996
Consolidated senior leverage ratio	2.66	x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter. For the quarters ended December 31, 2004 and 2005, our interest coverage ratio was as follows:

	Fourth Quarter Ended December 31,
	2004		2005
Last 12 months consolidated Adjusted EBITDA	$167,881		$159,996
Last 12 months consolidated cash interest expense	47,573		32,052
Interest coverage ratio	3.53	x	4.99	x

ALLIANCE IMAGING, INC.

SELECTED CONDENSED

CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2004	December 31, 2005

Cash and cash equivalents	$20,721	$13,421
Accounts receivable, net	50,146	48,236
Total current assets	90,054	80,512
Equipment, net	353,511	358,949
Total assets	622,198	675,342
Total current liabilities	69,328	79,253
Long-term debt, including current maturities	575,664	579,582
Total stockholders’ deficit	(67,528)	(40,256)

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended December 31,
	2004	2005

MRI
Average number of total systems	338.1	332.8
Average number of scan-based systems	290.3	281.7
Scans per system per day (scan-based systems)	9.72	9.27
Total number of scan-based MRI scans	198,964	177,769
Price per scan	$355.57	$357.24

Scan-based MRI revenue (in millions)	$70.7	$63.5
Non-scan based MRI revenue (in millions)	7.0	6.8
Total MRI revenue (in millions)	$77.7	$70.3

PET and PET/CT
Average number of systems	51.5	68.8
Scans per system per day	5.00	5.53
Total number of PET and PET/CT scans	14,613	21,531
Price per scan	$1,370	$1,341

Total PET and PET/CT revenue (in millions)	$20.1	$28.9

Revenue breakdown (in millions)
Total MRI revenue	$77.7	$70.3
PET and PET/CT revenue	20.1	28.9
Other modalities and other revenue	9.4	11.0
Total revenues	$107.2	$110.2

	2004	2005
Total fixed-site revenue (in millions)
First quarter ended March 31	$12.2	$15.6
Second quarter ended June 30	13.8	17.4
Third quarter ended September 30	14.9	17.1
Fourth quarter ended December 31	15.5	17.4

Year ended December 31	$56.4	$67.5

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts. The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended December 31, 2005 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2004
First Quarter	$(3.4)	$10.0	$6.6
Second Quarter	(13.7)	10.1	(3.6)
Third Quarter	(11.0)	6.5	(4.5)
Fourth Quarter	(16.4)	5.9	(10.5)

2005
First Quarter	(9.4)	5.9	(3.5)
Second Quarter	(12.2)	8.8	(3.4)
Third Quarter	(14.2)	4.4	(9.8)
Fourth Quarter	(8.9)	9.7	0.8

Last Twelve Months Ended December 31, 2005	$(44.7)	$28.8	$(15.9)